Exhibit 16.1

09 March 2011

U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549

Re: On-Air Impact, Inc.
Commission File No. 333-168413

Dear Sir/Madam:

We have read the statements set forth by On-Air Impact, Inc. (“the “Company”) in Item 4.01(a) regarding the resignation of Conner & Associates, PC effective on 08 March 2011, as the Company’s independent registered public accounting firm. These statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.

Very truly yours,

/s/ CONNER & ASSOCIATES, PC
NEWTOWN, PENNSYLVANIA
09 March 2011